Free Writing Prospectus

Dated April 12, 2017

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-06

$1.0 billion CarMax Auto Owner Trust (CARMX) 2017-2 (Prime Autos)

Jt-Leads	: RBC (str), BofAML, Wells
Co-Mgrs	: Barclays, CS, Mizuho, Scotia

CLS	$AMT(MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	BNCH/ SPRD	YLD%	CPN%	$Px
A-1	169.00	0.29	A-1+/F1+	1- 7	11/17	04/18	YLD%	1.100	1.10	100.00000
A-2	338.00	1.17	AAA/AAA	7-22	02/19	06/20	EDSF +25	1.645	1.63	99.98915
A-3	337.00	2.62	AAA/AAA	22-43	11/20	03/22	iSwp +30	1.943	1.93	99.98679
A-4	90.00	3.88	AAA/AAA	43-49	05/21	09/22	iSwp +46	2.262	2.25	99.99478
B	25.00	4.07	AA/AA	49-49	05/21	12/22	iSwp +60	2.423	2.41	99.99670
C	24.00	4.07	A/A	49-49	05/21	02/23	iSwp +80	2.623	2.60	99.96614
D	17.00	4.07	BBB/BBB	49-49	05/21	10/23	iSwp +160	3.423	3.39	99.96646

Expected Pricing	: PRICED	Registration	: Public / SEC-Registered
Expected Settle	: 04/19/17	ERISA Eligible	: Yes
First Payment	: 05/15/17	Pxg Speed	: 1.30% ABS to 10% Call
Expected Ratings	: S&P/Fitch	BBERG Ticker	: CARMX 2017-2 [mtge]
Bill & Deliver	: RBC	Min Denoms	: $5k x $1k

CUSIPs:	A-1 14314P AA4
A-2 14314P AB2
A-3 14314P AC0
A-4 14314P AD8
B 14314P AE6
C 14314P AF3
D 14314P AG1

Available Information:

* Preliminary Prospectus, Free Writing Prospectus and Intex CDI (attached)

* Intexnet : RBCCARX1702             Passcode: UKB3

* Roadshow : www.dealroadshow.com     Passcode: CARMX172

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 375-6829.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.